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                      SHOPKO STORES, INC. AND SUBSIDIARIES
                EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                            Year to Date as of                     Fiscal Years Ended
                                                        ----------------------------------------------------------------------------
                                                        October 30,      October 31,   January 30,     January 31,    February 22,
                                                            1999            1998           1999            1998            1997
                                                         (39 Weeks)      (39 Weeks)     (52 Weeks)      (49 Weeks)      (52 Weeks)
                                                        ----------------------------------------------------------------------------

        Ratio of Earnings to Fixed Charges
        ----------------------------------
        COMPUTATION OF EARNINGS

    1   Pre-tax income before extraordinary item        $      94,820    $    24,726    $     91,627    $    80,443    $      74,022
    2   Add previously capitalized interest
          amortized during the period                             416            413             555            550              548
    3   Less interest capitalized during
          the period                                              233            124             171              0              128
                                                        -------------    -----------    ------------    -----------    -------------
    4   Total earnings (sum of lines 1 to 3)                   95,003         25,015          92,011         80,993           74,442

        COMPUTATION OF FIXED CHARGES

    5   Interest (1)                                           34,428         28,883          38,482         30,582           31,905
    6   Interest factor in rental expense                       6,972          3,138           4,087          2,691            2,657
                                                        -------------    -----------    ------------    -----------    -------------
    7   Total fixed charges (sum of lines
          5 and 6)                                             41,400         32,021          42,569         33,273           34,562

    8   TOTAL EARNINGS AND
          FIXED CHARGES (LINE 4
          PLUS LINE 7)                                  $     136,403    $    57,036    $    134,580    $   114,266    $     109,004
                                                        =============    ===========    ============    ===========    =============
    9   Ratio (line 8 divided by line 7)                          3.3            1.8             3.2            3.4              3.2

        (1) Includes capitalized interest

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